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                                                                   EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 and the Prospectus Statement/Prospectus of the Registration Statement on Form S-4 (No. 333-20029) of our report dated February 7, 1997, except as to Note 2, which is as of February 27, 1997, appearing on page F-2 of the Watson Pharmaceuticals, Inc. ("Watson") Annual Report on Form 10-K for the year ended December 31, 1996 and to the incorporation by reference in the Registration Statement on Form S-8 of Watson of our report dated April 10, 1997 appearing on page F-2 of this Form S-3. We also consent to the reference to us under the heading "Experts."


PRICE WATERHOUSE LLP

Costa Mesa, California
April 11, 1997